Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Evrett W. Benton,
President or Bruce J. Mackey Jr.,
Treasurer at 617-796-8387
www.fivestarqualitycare.com

Five Star Quality Care, Inc. Announces Financial Results for the Quarter Ended March 31, 2003

Newton, MA (May 13, 2003).  Five Star Quality Care, Inc. (AMEX: FVE) today announced its financial results for the quarter ended March 31, 2003, compared to the same period in 2002, as follows

(dollars in thousands, except per share amounts):

	Three Months Ended March 31,
	2003	2002

Total Revenues	$143,962	$117,938
Total Expenses	146,298	121,093
Loss from Continuing Operations	(2,336)	(3,155)
Income (loss) from Discontinued Operations	81	(214)
Net Loss	$(2,255)	$(3,369)

Average Shares Outstanding	8,452	5,115

Net Loss per Share from Continuing Operations	$(0.28)	$(0.62)
Net Loss per Share	$(0.27)	$(0.66)

Five Star Quality Care, Inc. is an operator of senior living communities.  FVE owns and leases 105 communities with 14,140 separate living units located in 25 states.  These communities include independent and assisted living communities and skilled nursing facilities.  FVE is headquartered in Newton, Massachusetts.

(end)

Supplemental information, page 1 of 3

Five Star Quality Care, Inc.

Condensed Consolidated Statement Of Operations

(amounts in thousands, except per share data)

	Quarter Ended March 31, 2003
	2003	2002
Revenues:
Net revenues from residents	$143,904	$117,792
Interest income	58	146
Total revenues	143,962	117,938

Expenses:
Wages and benefits	66,868	56,734
Other operating expenses	50,469	36,346
Management fee to Marriott Senior Living Services, Inc. (1)	4,315	3,788
Rent to Senior Housing Properties Trust	19,052	17,578
General and administrative	4,448	3,635
Depreciation and amortization	861	183
Interest expense	285	—
Spin off and merger expense	—	2,829
Total expenses	146,298	121,093

Loss from continuing operations before income taxes	(2,336)	(3,155)

Provision for income taxes	—	—

Loss from continuing operations	(2,336)	(3,155)

Income (loss) from discontinued operations	81	(214)

Net loss	$(2,255)	$(3,369)

Weighted average shares outstanding	8,452	5,115

Basic and diluted (loss) income per share from:
Continuing operations	$(0.28)	$(0.62)
Discontinued operations	0.01	(0.04)
Net loss per share	$(0.27)	$(0.66)

(1) On or about March 28, 2003, Marriott Senior Living Services, Inc. was sold to Sunrise Assisted Living, Inc. and Marriott Senior Living Services, Inc. changed its name to Sunrise Senior Living Services, Inc.

Supplemental information, page 2 of 3

Five Star Quality Care, Inc.

Condensed Consolidated Balance Sheet Data

(in thousands, except per share data)

	March 31, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$6,346	$10,270
Accounts receivable, net of reserve	31,060	33,877
Prepaid expenses and other current assets	5,201	4,162
Total current assets	42,607	48,309

Property and equipment, net	71,146	70,329
Other long term assets	18,713	14,559
Total assets	$132,466	$133,197

Liabilities and Shareholders’ Equity
Current liabilities	$34,279	$34,445
Long term liabilities(1)	19,462	17,723
Mortgage payable (long term)	15,933	15,982
Shareholders’ equity: 8,452,634 common shares outstanding	62,792	65,047
Total liabilities and shareholders’ equity	$132,466	$133,197

(1)          Long term liabilities principally include obligations to residents at FVE communities operated by Marriott Senior Living Services, Inc., who have prepaid with deposits.  These prepayments are amortized into revenues over the periods in which the service obligations are expected to be satisfied.  On or about March 28, 2003, Marriott Senior Living Services, Inc. changed its name to Sunrise Senior Living Services, Inc.

Supplemental information, page 3 of 3

As Reported (includes information from the dates operations by FVE commenced):

	Three months ended March 31
	2003	2002	% Change

Revenues from residents (in 000s)	$143,904	$117,792	+22%
Facility expenses (in 000s)	$117,338	$93,080	+26%
Total expenses (in 000s)	$146,298	$121,093	+21%
No. of facilities (end of period)	105	85	+20
No. of living units (end of period)	14,140	12,428	+1,712
Occupancy	89%	90%	-1	%pt
Average daily rate	$128	$117	+9%
Revenue per day per available unit	$113	$105	+8%
Percent of revenues from Medicare / Medicaid	36%	39%	-3	%pts
Percent of revenues from private / other resources	64%	61%	+3	%pts

“Same Store” Facilities (facilities FVE operated continuously since 1/1/02):

	Three months ended March 31
	2003	2002	% Change

Revenues from residents (in 000s)	$58,629	$55,227	+6%
Facility expenses (in 000s)	$53,966	$50,705	+6%
No. of facilities (end of period)	54	54	—
No. of living units (end of period)	4,952	4,952	—
Occupancy	89%	89%	—
Average daily rate	$147	$139	+6%
Revenue per day per available unit	$132	$124	+6%
Percent of revenues from Medicare / Medicaid	80%	79%	+1	%pt
Percent of revenues from private / other resources	20%	21%	-1	%pt

Total Portfolio at 3/31/03 (includes data for periods prior to FVE operation of certain facilities):

	Three months ended March
	2003	2002	% Change

Revenues from residents (in 000s)	$143,904	$138,810	+4%
Facility expenses (in 000s)	$117,338	$107,659	+9%
No. of facilities (end of period)	105	105	—
No. of living units (end of period)	14,140	14,140	—
Occupancy	89%	90%	-1	%pt
Average daily rate	$127	$121	5%
Revenue per day per available unit	$113	$109	4%
Percent of revenues from Medicare / Medicaid	36%	36%	—
Percent of revenues from private / other resources	64%	64%	—